Free Writing Prospectus

Dated October 3, 2012

Filed Pursuant to Rule 433(d)

Registration No. 333-174975

Registration No. 333-174975-05

$1bln Carmax Auto Owner Trust 2012-3

Jt-Leads :    BofAML (struc),     JPM,     Wells Co-Mgrs :     Barc,     RBS,     Scotia

CL	$	SIZEMM	WAL	M/ S&P	PWIN	E.FINAL	L.FINAL	BENCH		YIELD	CPN	$PRICE
A1		187.000	0.29	P-1/A-1+	1-6	4/13	10/15/13		--	0.230		100.00000
A2		304.000	1.05	Aaa/AAA	6-19	5/14	9/15/15	EDSF	+10	0.433	.43	99.99726
A3		343.000	2.45	Aaa/AAA	19-41	3/16	7/17/17	ISWP	+13	0.530	.52	99.97710
A4		111.500	3.77	Aaa/AAA	41-47	9/16	4/16/18	ISWP	+26	0.796	.79	99.98262
B		21.000	3.93	Aa2/AA	47-47	9/16	6/15/18	ISWP	+55	1.107	1.10	99.98287
C		19.500	3.93	A2/A	47-47	9/16	8/15/18	ISWP	+95	1.507	1.50	99.99126
D		14.00	3.93	Baa1/BBB	47-47	9/16	4/15/19	ISWP	+175	2.307	2.29	99.97750

TICKER	: CARMX 12-3	REGISTRATION	: Public

BILL & DELIVER	: BofAML	EXPECTED RATINGS	: Moodys/S&P

EXPECTED SETTLE	: 10/11/12	PXG SPEED	: 1.3% ABS to 10% Call

FIRST PAY	: 11/15/12	ERISA ELIGIBLE	: Yes

MIN DENOMS	: $5k x $1

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-294-1322. THE SECURITIES MAY NOT BE SUITABLE FOR ALL INVESTORS. MERRILL, LYNCH, PIERCE, FENNER & SMITH INCORPORATED AND ITS AFFILIATES MAY ACQUIRE, HOLD OR SELL POSITIONS IN THESE SECURITIES, OR IN RELATED DERIVATIVES, AND MAY HAVE AN INVESTMENT OR COMMERCIAL BANKING RELATIONSHIP WITH THE ISSUER.